UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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WESCO INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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2006

Notice of Annual Meeting
and Proxy Statement
WESCO International, Inc.

225 West Station Square Drive, Suite 700
Pittsburgh, PA 15219

WESCO INTERNATIONAL, INC.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219
NOTICE
FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
to be held May 17, 2006
       The Annual Meeting of the Stockholders of WESCO International, Inc. will be held on Wednesday, May 17, 2006, at 2:00 p.m., E.D.T., at Renaissance Toronto Airport Hotel, located at 801 Dixon Road, Toronto, Ontario, Canada M9W 1J5, to consider and take action on the following:

1)	Election of a class of three Directors for a three-year term expiring in 2009;

2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ending December 31, 2006; and

3)	Transaction of any other business properly brought before the meeting.
      The Board of Directors recommends a vote in favor of these proposals. Stockholders of record at the close of business on April 3, 2006 will be entitled to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote will be available at the Annual Meeting and during ordinary business hours for ten days prior to the meeting at our corporate offices, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219, for examination by any holder of record for any legally valid purpose.
      WESCO International, Inc. stockholders or their authorized representatives by proxy may attend the meeting. If your shares are held through an intermediary such as a broker or a bank, you should present proof of your ownership at the meeting. Proof of ownership could include a proxy from your bank or broker or a copy of your account statement.
      Most stockholders of record have a choice of voting over the Internet, by telephone, or by returning the enclosed proxy card. You should check your proxy card or information forwarded by your bank, broker or other holder of record to see which options are available to you.
      In order to assure a quorum, it is important that stockholders who do not expect to attend the meeting in person either fill in, sign, date, and return the enclosed proxy in the accompanying envelope or otherwise make arrangements to vote via telephone or over the Internet.

By order of the Board of Directors,

MARCY SMOREY-GIGER
Corporate Secretary

WESCO INTERNATIONAL, INC.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219
PROXY STATEMENT
FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
to be held May 17, 2006
PROXY SOLICITATION AND VOTING INFORMATION
      The accompanying proxy is solicited by the Board of Directors (the “Board”) of WESCO International, Inc. (the “Company”) for use at the Annual Meeting of the Stockholders (the “Annual Meeting”) to be held on May 17, 2006, at Renaissance Toronto Airport Hotel, located at 801 Dixon Road, Toronto, Ontario, Canada, at 2:00 p.m., E.D.T., and at any adjournment or postponement thereof. The proxies will be voted if properly signed, received by the Corporate Secretary of the Company prior to the close of voting at the Annual Meeting, and not revoked. If no direction is given in the proxy, it will be voted “FOR” the proposals set forth in this Proxy Statement, including election of the Directors nominated by the Board of Directors and ratification of the independent registered public accounting firm. The Company has not received timely notice of any stockholder proposals for presentation at the Annual Meeting.
      Alternatively, stockholders may be entitled to vote over the Internet or by telephone. Individual stockholders should check the enclosed proxy card or the information forwarded to them by their bank, broker or other holder of record to see whether these options are available to them. Action will be taken at the Annual Meeting for the election of Directors, and any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment.
      A stockholder who has returned a proxy via mail, telephone or Internet may revoke it at any time before it is voted at the Annual Meeting by delivering a revised proxy bearing a later date, by voting by ballot at the Annual Meeting, or by delivering a written notice withdrawing the proxy to the Corporate Secretary of the Company at the address set forth above.
      This Proxy Statement, together with the accompanying proxy card, is first being mailed to stockholders on or about April 17, 2006. The Company’s 2005 Annual Report to Stockholders accompanies this Proxy Statement. The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, telephone and the Internet, the Board of Directors of the Company, without receiving additional compensation for this service, may solicit in person. Arrangements also will be made with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of the Common Stock, par value $.01 per share, of the Company (“Common Stock”) held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling.
      Holders of Common Stock at the close of business on April 3, 2006 (the “Record Date”) are entitled to vote at the Annual Meeting or any adjournment or postponement thereof. On that date 48,173,266 shares of Common Stock were issued and outstanding.
      The presence, in person or by proxy, of stockholders holding at least a majority of the shares of Common Stock outstanding will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes count as shares present for purpose of determining a quorum. Holders of Common Stock are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder. The election of Directors will be determined by a plurality of the votes cast at such election, and will require the affirmative vote of the holders of a majority of the votes present at the meeting. The ratification of our independent registered public accounting firm will be determined by a majority of the votes present at the meeting.

      Only votes “FOR” or “WITHHELD” affect the outcome of the election of Directors, and abstentions are not counted for purposes of the election of Directors. With respect to the ratification of our independent registered public accounting firm, abstentions have the effect of a negative vote. A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. Broker non-votes will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting, and they are not counted as shares voting with respect to any matter on which the broker has not voted expressly.

PROPOSALS REQUIRING YOUR VOTE
ITEM 1 — BOARD OF DIRECTORS AND ELECTION OF DIRECTORS
      During 2005, the Board consisted of nine members, divided into three classes. Effective January 1, 2006, the Board was expanded to eleven members with Steven A. Raymund and Lynn M. Utter being appointed as Class I Directors. The terms of office of the three classes of Directors (Class I, Class II and Class III) end in successive years. The current term of the Class I Directors expires this year, and their successors are to be elected at the Annual Meeting for a three-year term expiring in 2009. The terms of the Class II and Class III Directors do not expire until 2007 and 2008, respectively.
      Effective May 17, 2006, Class I Directors, Michael J. Cheshire and James A. Stern will retire from the Board and accordingly will not stand for re-election. The Board has nominated Steven A. Raymund, Lynn M. Utter and William J. Vareschi for election as Class I Directors. Mr. Vareschi was previously elected as a member of the Board. A third party executive search firm identified multiple Director candidates and following a comprehensive process, Mr. Raymund and Ms. Utter were recommended for appointment to the Board and were subsequently appointed to the Board on December 8, 2005, effective January 1, 2006. The accompanying proxy will be voted for the election of Ms. Utter and Messrs. Raymund and Vareschi, unless authority to vote for one or more of the nominees is withheld. In the event that any of the nominees is unable or unwilling to serve as a Director for any reason (which is not anticipated), the proxy will be voted for the election of any substitute nominee designated by the Board.
      The Board unanimously recommends a vote “FOR” the election of each of the Class I Director nominees.
Class I Directors — Present Term Expires in 2006

Steven A. Raymund Age: 50 Director since 2006	Mr. Raymund has been Chief Executive Officer of Tech Data Corporation since 1986, and in 1991 was appointed Chairman of the Board of Directors. He serves as a member of the Board of Directors and Chairman of the audit committee for Jabil Circuit, Inc., and is on the executive committee of the Global Technology Distribution Council (GTDC). He is a Director for the Alliance for Excellent Education, a non-profit organization based in Washington D.C., and also serves on Georgetown University’s Board of Visitors, an advisory body for the School of Foreign Service. Mr. Raymund is a member of the Moffitt Cancer Center’s Board of Advisors.
Lynn M. Utter Age: 43 Director since 2006	Ms. Utter joined Coors Brewing Company in 1997 and is currently Chief Strategy Officer. She also serves on Boards of Managers for Coors’ Container operation. Ms. Utter’s previous experience includes six years with Frito-Lay, where she held a variety of leadership positions in sales, distribution and planning. She is Chairperson of The University of Texas’ McComb School of Business Administration Dean’s Advisory Council.

William J. Vareschi Age: 63 Director since 2002	Mr. Vareschi retired as Chief Executive Officer of Central Parking Corporation in May 2003. Before joining Central Parking Corp., his prior business career of more than 35 years of service was spent with the General Electric Company. He held numerous financial management positions within GE, including Chief Financial Officer for GE Plastics Europe (in the Netherlands), GE Lighting (Cleveland, Ohio), and GE Aircraft Engines (Cincinnati, Ohio). Mr. Vareschi serves on the Board of Directors for WMS Industries Inc.
Class II Directors — Present Term Expires in 2007

Sandra Beach Lin Age: 48 Director since 2002	Ms. Beach Lin joined Avery Dennison Corporation in 2005 as Group Vice President, Specialty Materials & Converting Worldwide. She previously served as President, Alcoa Closure Systems International, joining Alcoa in 2002 after 20 years of business experience in the specialty chemicals, medical products, and automotive components industries. She joined Honeywell (then AlliedSignal) in 1994 and held various general management positions, most recently serving as President of Bendix Commercial Vehicle Systems.
Robert J. Tarr, Jr Age: 62 Director since 1998	Mr. Tarr is a Professional Director and Private Investor. He is also a special partner of Chartwell Investments, LLP, a private equity firm. He was the Chairman, Chief Executive Officer and President of HomeRuns.com, Inc. from February 2000 to September 2001. He was also President and Chief Executive Officer/Chief Operating Officer of Harcourt General, Inc. (formerly General Cinema Corporation) and The Neiman Marcus Group, Inc.
Kenneth L. Way Age: 66 Director since 1998	Mr. Way served as Chairman of Lear Corporation from 1988 to 2003, and was affiliated with Lear Corporation and its predecessor companies for 36 years in engineering, manufacturing and general management capacities. Mr. Way retired from Lear on January 1, 2003. Mr. Way is also a Director of Comerica, Inc., CMS Energy Corporation, Cooper Standard Automotive, Inc., United Way and Karmanos Cancer Institute, and is on the Board of Trustees for Henry Ford Health System.
Class III Directors — Present Term Expires in 2008

Roy W. Haley Age: 59 Chairman of the Board and Chief Executive Officer Director since 1994	Mr. Haley has been Chief Executive Officer of the Company since February 1994, and Chairman of the Board since 1998. From 1988 to 1993, Mr. Haley was an executive at American General Corporation, a diversified financial services company, where he served as Chief Operating Officer, as President and as a Director. Mr. Haley is also a Director of United Stationers, Inc. and Cambrex Corporation, and is Chairman of the Pittsburgh Branch of the Federal Reserve Bank of Cleveland.

George L. Miles, Jr Age: 64 Director since 2000	Mr. Miles has been President and Chief Executive Officer of WQED Multimedia since September 1994. Mr. Miles is also a Director of Equitable Resources, Inc., Chester, Inc., Harley-Davidson, Inc., and American International Group, Inc.
James L. Singleton Age: 50 Director since 1998	Mr. Singleton is the former Co-Chairman of The Cypress Group, L.L.C. and was a founding partner of that firm in April 1994. Prior to that time, he was a Managing Director in the Merchant Banking Group at Lehman Brothers. Mr. Singleton is also a Director of Danka Business Systems PLC and Williams Scotsman International, Inc.
ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Board unanimously recommends a vote “FOR” ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006.
      The Audit Committee of the Board has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The Company is submitting the selection of the independent registered public accounting firm for stockholder ratification at the Annual Meeting. Although ratification of this selection is not legally required, the Board believes it is appropriate for our stockholders to ratify such action. In the event that the stockholders do not ratify the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm, the Audit Committee may reconsider its selection.

CORPORATE GOVERNANCE
      The Board, management and employees are committed to employing sound, ethical corporate governance and business practices. The Company has updated its corporate governance practices in accordance with the New York Stock Exchange (“NYSE”) listed company standards. The Company’s major corporate governance documents can be accessed on the Company’s website at www.wesco.com/governance. The following is a summary of our current corporate governance practices.
Director Independence
      Pursuant to the requirements of the NYSE, the Board has adopted Corporate Governance Guidelines that meet or exceed the independence standards of the NYSE. Also, as part of the Company’s Corporate Governance Guidelines, the Board has adopted categorical standards to assist it in evaluating the independence of each of its directors. The categorical standards are intended to assist the Board in determining whether or not certain relationships between its directors and the Company or its subsidiaries (either directly or indirectly as a partner, shareholder, officer, director, trustee or employee of an organization that has a relationship with the Company) are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed to be not material. The Company’s Governance Guidelines are available on its website at www.wesco.com/governance. A copy may also be obtained upon request to WESCO International, Inc., Suite 700, 225 West Station Square Drive, Pittsburgh, Pennsylvania 15219, Attention: Director of Internal Audit. In addition, the categorical standards adopted to evaluate the independence of the Company’s Directors are attached as Appendix A to this Proxy Statement.
      In December, at the time Mr. Raymund and Ms. Utter were appointed, the independence of each director was reviewed, applying the independence standards set forth in the Company’s Governance Policies. The review considered relationships and transactions between each Director and his or her immediate family and affiliates and its management and the Company’s independent registered public accounting firm.
      Based on this review, the Board affirmatively determined that the following Directors have no material relationships with the Company and its subsidiaries and are independent as defined in the Company’s Governance Policies and the listing standards of the NYSE: Ms. Beach Lin, Mr. Cheshire, Mr. Miles, Mr. Raymund, Mr. Singleton, Mr. Stern, Mr. Tarr, Ms. Utter, Mr. Vareschi and Mr. Way. Mr. Haley is considered an inside Director because of his employment as Chief Executive Officer of the Company.
Corporate Governance Guidelines
      The Company has adopted a set of Corporate Governance Guidelines to assist members of the Board in fully understanding and effectively implementing their responsibilities while assuring the Company’s on-going commitment to high standards of corporate conduct and compliance. The Guidelines are reviewed from time to time in response to changing regulatory requirements and best practices and are revised accordingly. The Guidelines address the following key topics:

•	Director Qualifications;

•	Significant Changes in Job Responsibilities of Directors;

•	Elected Term;

•	Director Responsibilities;

•	Committees of the Board;

•	Meetings in Executive Session;

•	Director Access to Officers and Employees;

•	Director Compensation;

•	Succession Strategy;

•	Director Orientation and Continuing Education;

•	Evaluation of the Chief Executive Officer; and

•	Annual Performance Evaluation.
      The full text of the Corporate Governance Guidelines is available on the Company’s corporate governance website at www.wesco.com./governance and is also available in print for any requesting stockholder.
      The Company has adopted a Code of Business Ethics and Conduct (the “Code”) that applies to all of its employees. The Code covers all areas of professional conduct, including customer relations, conflicts of interest, insider trading, and financial disclosure, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees and Directors are required to sign, the Company’s Code annually. Employees are required to report any violations or suspected violations of the Code to their supervisors or by using the Company’s ethics toll-free hotline. The full text of the Code is available on the Company’s corporate governance website at www.wesco.com/governance and is also available in print for any requesting stockholder.
      The Company also has adopted a Senior Financial Executive Code of Business Ethics and Conduct (the “Senior Financial Executive Code”), which applies to the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer and Controller and which is signed by such officers on an annual basis. The full text of the Senior Financial Executive Code is available on the Company’s corporate governance website at www.wesco.com/governance and is also available in print for any requesting stockholder. The Company will disclose future amendments to, or waivers from, the Senior Financial Executive Code on its corporate governance website within four business days of the amendment or waiver.
Stock Ownership Guidelines for all Directors and Executives
      In 2004, the Board adopted stock ownership guidelines for all Directors and certain executive officers. According to the stock ownership guidelines, Directors are expected to achieve within three years of initial election to the Board, and to thereafter maintain while serving as a Director, beneficial ownership of an amount of Company equity equal in fair market value to at least two-times their annual retainer. Also, in accordance with the stock ownership guidelines, the Company’s Chief Executive Officer and each Vice President are expected to achieve within three years of initial appointment to their respective positions, and to thereafter maintain while serving as in such positions, beneficial ownership of an amount of Company equity equal in fair market value to at least four-times and two-times their annual salary, respectively.
Executive Sessions; Presiding Director
      The non-management members of the Board hold regularly scheduled meetings in executive session. The Company’s independent Directors designated Mr. Singleton to preside over such executive sessions through February 7, 2006. Effective February 8, 2006, the Board appointed Mr. Way as Presiding Director. The Presiding Director has broad authority to call and conduct meetings of the independent Directors. He is also responsible for planning and conducting the annual evaluation of Board performance and effectiveness. During 2005, the Board met in executive session to assess and evaluate its activities, effectiveness, and performance. The non-management independent Directors met in executive session at each Board meeting held in person.
Annual Performance Evaluation
      The Board and each of the Audit, Compensation, Executive and Nominating and Governance Committees conducted an annual self-evaluation during January and February 2006 as contemplated by the Company’s Corporate Governance Guidelines and the charters of Board committees.

Stockholder Communications with Directors
      The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may communicate with the Chairman of the Audit Committee, Mr. Tarr, or the Presiding Director, Mr. Way, and other non-management members of the Board by confidential e-mail. The applicable e-mail addresses are accessible in the corporate governance section of the Company’s website at www.wesco.com/governance under the caption “Contact Our Board.” The Director of Internal Audit will review all such communications on a timely basis and will forward all such communications, other than solicitations, invitations or advertisements, to the appropriate Board member on a monthly basis. All communications will be made available to the Board on an immediate basis upon request by any member of the Board. Stockholders who wish to communicate with the Board in writing via regular mail should send such correspondence to: WESCO International, Inc., Suite 700, 225 West Station Square Drive, Pittsburgh, Pennsylvania 15219, Attention: Director of Internal Audit. Any such hard-copy communications received will be reviewed by the Director of Internal Audit and forwarded to the Board on the same basis as electronic communications.
      In addition, it is the Company’s expectation that each member of the Board attend the Annual Meeting of the Company’s stockholders, thereby providing additional opportunities for stockholder access. All then-sitting members of the Board were present at the Company’s 2005 Annual Meeting except for George L. Miles, Jr. and Robert J. Tarr, Jr.
Nominating and Governance Committee
      In addition to identifying and nominating candidates for election or appointment to the Board, the Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board with respect to the corporate governance policies and practices of the Company. The Nominating and Governance Committee operates under a separate charter, which is available on the Company’s corporate governance website at www.wesco.com/governance and is also available in print for any requesting stockholder.
      During 2005, the Committee recommended and the Board approved the following addition to the Company’s Corporate Governance Guidelines:

Succession Strategy: The Chief Executive Officer shall periodically discuss with the Board succession strategy planning for certain senior officers of the Company assessing senior managers and their potential to succeed the Chief Executive Officer and other senior management positions.
      The Company’s corporate governance practices have been reviewed, documented, and made available for public access. Recognizing the value of periodic reevaluations, as appropriate or necessary, the Committee and the Board will conduct an orderly assessment of a broad range of corporate governance matters to determine whether any changes are warranted.
Director Nominating Procedures
      The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for nomination as Director and will consider potential candidates identified through professional executive search arrangements, as well as referrals or recommendations by members of the Board, by management of the Company, or by stockholders of the Company. The Nominating and Governance Committee has the sole authority to retain, approve the fees and retention terms of and terminate any search firm to be used to identify Director candidates. The Nominating and Governance Committee has previously retained an executive search firm to assist in identifying qualified Board member candidates.
      In considering candidates submitted by stockholders of the Company, the Nominating and Governance Committee will take into consideration the needs of the Board along with candidates’ qualifications. To have a candidate considered by the Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director of the Company;

•	A description of what would make such person a good addition to the Board;

•	A description of any relationship that could affect such person’s qualifying as an independent Director, including identifying all other public company Board and committee memberships;

•	A confirmation of such person’s willingness to serve as a Director if selected by the Nominating and Governance Committee;

•	Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in the Company’s Proxy Statement if such person were a nominee; and

•	The name of the stockholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.
      The stockholder recommendation and information described above must be sent to: WESCO International, Inc., Suite 700, 225 West Station Square Drive, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary and, in order to allow for timely consideration, must be received not less than 120 days prior to the first anniversary of the date of the Proxy Statement for the Company’s most recent Annual Meeting.
      Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information to assess whether the person should be considered further. Generally, if the candidate expresses a willingness to be considered to serve on the Board, the Nominating and Governance Committee will conduct a thorough process of determining and assessing the candidate’s qualifications and accomplishments. The Nominating and Governance Committee follows the same evaluation process with regard to candidates identified by the Committee and any candidate who is recommended by our stockholders.
MEETINGS AND COMMITTEES OF THE BOARD
      The Board has four standing committees: an Executive Committee, a Nominating and Governance Committee, an Audit Committee, and a Compensation Committee. The full Board held six meetings in 2005. Each Director attended 75% or more of the aggregate number of meetings of the full Board held in 2005, with the exception of Mr. Tarr who was unavailable to attend two meetings. Each Director attended 75% or more of the meetings held by any committee of the Board on which she or he served, with the exception of Mr. Way who was unavailable to attend two Nominating and Governance Committee meetings.
Executive Committee
      The Executive Committee during 2005 consisted of Messrs. Cheshire, Haley, Singleton and Stern, with Mr. Singleton serving as Chairman. Effective February 8, 2006, the Executive Committee consists of Messrs. Cheshire, Haley, Raymund, Singleton, Stern and Vareschi, with Mr. Singleton serving as Chairman. The Committee may exercise all the powers and authority of the Directors in the management of the business and affairs of the Company and has been delegated authority to exercise the powers of the Board during intervals between Board meetings. The Executive Committee operates under a separate charter, which is available on the Company’s corporate governance website at www.wesco.com/governance. The Executive Committee held three meetings in 2005.

Nominating and Governance Committee
      The Nominating and Governance Committee of the Company is composed of four Directors who are “independent” under NYSE standards and the Company’s categorical Board independence standards, which are set forth in the Company’s Corporate Governance Guidelines. During 2005, the Committee consisted of Ms. Beach Lin and Messrs. Miles, Singleton and Way, with Mr. Miles serving as Chairman. Effective February 8, 2006, the Committee consists of Mses. Beach Lin and Utter and Messrs. Miles and Tarr, with Mr. Miles serving as Chairman. The Committee is responsible for identifying and nominating candidates for election or appointment to the Board. It is also the responsibility of the Nominating and Governance Committee to review and make recommendations to the Board with respect to the corporate governance policies and practices of the Company and to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Nominating and Governance Committee operates under a separate charter, which is available on the Company’s corporate governance website at www.wesco.com/governance. The principal activities of the Committee in 2005 involved the identification and nomination of candidates for appointment as Directors and the development of new or revised corporate governance practices. The Nominating and Governance Committee held three meetings in 2005.
Audit Committee
      The Audit Committee during 2005 consisted of Ms. Beach Lin, and Messrs. Tarr and Vareschi, with Mr. Tarr serving as Chairman. Mr. Cheshire also served on the Committee until September 7, 2005. Effective February 8, 2006, the Committee consists of Ms. Beach Lin and Messrs. Raymund, Tarr and Vareschi, with Mr. Tarr serving as Chairman. All Committee members are independent Directors in accordance with the independence standards of the NYSE. The Board has determined that Mr. Tarr is an Audit Committee Financial Expert, as defined under Item 401 of SEC Regulation S-K, and that Mr. Tarr is independent according to the director independence standards of the NYSE. The Audit Committee operates under a written charter, which is available on the Company’s corporate governance website at www.wesco.com/governance.
      The Audit Committee is responsible for: (a) appointing the independent registered public accounting firm to perform an integrated audit of the Company’s financial statements and to perform services related to the audit; (b) reviewing the scope and results of the audit with the independent registered public accounting firm; (c) reviewing with management the Company’s year-end operating results; (d) considering the adequacy of the internal accounting and control procedures of the Company; (e) reviewing the Annual Report on Form 10-K; and (f) reviewing the non-audit services to be performed by the independent registered public accounting firm, if any, and considering the effect of such performance on the registered public accounting firm’s independence. The Audit Committee held six meetings in 2005 and has furnished the following report:

Report of the Audit Committee
      Management of the Company has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The Audit Committee is responsible for reviewing the Company’s financial reporting process.
      In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU § 380).
      In addition, the Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board (ISB) standard No. 1.

      The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits including, their audit of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Committee and the Board also appointed the selection of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for the year 2006.
Respectfully Submitted:
The Audit Committee
Robert J. Tarr, Jr., Chairman
Sandra Beach Lin
Steven A. Raymund
William J. Vareschi

Relationship with Independent Registered Public Accounting Firm
      Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers for the years ended December 31, 2005 and 2004 were as follows:

	2005	2004

Audit fees	$1,645,000	$1,407,000
Audit-related fees	33,000	32,000
Tax fees	461,000	522,000
All other fees	2,400	—

	$2,141,400	$1,961,000
      The audit fees for the years ended December 31, 2005 and 2004, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company, reviews of the Company’s quarterly consolidated financial statements and statutory audits. The fees for the year ended December 31, 2005 and 2004 include fees related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act.
      The audit-related fees for the years ended December 31, 2005 and 2004, in each case, were for assurance and related services related to employee benefit plan audits, accounting consultations and attest services.
      Tax fees for the years ended December 31, 2005 and 2004, respectively, were for services related to tax planning and compliance.
      All other fees for the year ended December 31, 2005, were for software licensing fees. During the years ended December 31, 2005 and 2004, there were no services rendered by PricewaterhouseCoopers, except as described above.

Audit Committee Pre-approval Policies and Procedures
      The Company’s Audit Committee has the sole authority to pre-approve, and has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. During 2005 and 2004, all of the audit and non-audit services provided by PricewaterhouseCoopers were pre-approved by the Audit Committee.

Appointment of Independent Registered Public Accounting Firm
      The Audit Committee has appointed PricewaterhouseCoopers as the Company’s independent registered public accounting firm to audit the 2006 financial statements.
Compensation Committee
      In 2005, the Compensation Committee consisted of Messrs. Singleton, Stern, Tarr, and Way, all of whom are independent Directors according to the recently revised independence standards of the NYSE. Mr. Stern served as Chairman of the Committee. Effective February 8, 2006, the Committee consists of Ms. Utter and Messrs. Way, Singleton and Stern, with Mr. Way serving as Chairman of the Committee. All Committee members are independent Directors in accordance with the independence standards of the NYSE. The Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for Directors and executive officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans and arrangements of the Company. The Committee operates under a separate charter setting forth its duties and responsibilities, which is available on the Company’s corporate governance website at www.wesco.com/governance and is also available in print for any requesting stockholder. The Compensation Committee held three meetings in 2005.

Compensation of Directors
      Members of the Board who are also employees of the Company do not receive cash compensation for their services as Directors.
      Effective January 1, 2000, the Company established the Deferred Compensation Plan for Non-Employee Directors under which non-employee Directors can elect to defer 25% or more of the annual Directors’ fee. Amounts deferred under this arrangement are, on the deferral date, converted into stock units (common stock equivalents), which will be credited via book entry to an account in the Director’s name. For purposes of determining the number of stock units to be credited to a Director for a particular year, the average of the high and low trading prices of the Common Stock on the first trading day in January of that year will be used. Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made. All distributions will be made or begin as soon as practical after January 1 of the year following the Director’s termination of Board service. In addition, as of each July 1, beginning with July 1, 2002, each non-employee Director who will be continuing as a Director after that date receives a non-qualified stock option to purchase 5,000 shares of Common Stock (or such other amount as the Board may determine from time to time). The exercise price of these options is equal to the fair market value per share of Common Stock on the date of grant. A non-employee Director’s options vest on the third anniversary of the date of grant. Effective July 1, 2005, Directors will receive equity compensation in the form of Stock Appreciation Rights (“SARs”).
      During 2005, non-employee Directors received an annual retainer of $50,000, payable in shares of common stock or a combination of cash and shares of common stock (of which a maximum of 50% may consist of cash) at each Director’s direction. The Chair of the Audit Committee receives an additional fee of $10,000 payable annually. Board compensation levels have not changed for fiscal 2006. In addition to the retainer, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth compensation information for the Company’s Chief Executive Officer and for the Company’s four other most highly compensated executive officers for 2005 (the “Named Executive Officers”).

				Long Term
				Compensation
				Securities
		Annual Compensation		Underlying	All Other
	Fiscal			Equity Awards	Compensation ($)	Total
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	(#s)(2)	(3)(4)(5)(6)(7)(8)	Compensation

Roy W. Haley	2005	700,000	1,600,000	200,000	136,632	2,436,632
Chairman and Chief	2004	685,833	1,470,000	200,000	70,678	2,226,511
Executive Officer	2003	615,000	300,000	300,000	35,072	950,072
John J. Engel	2005	450,000	530,000	75,000	102,778	1,082,778
Senior Vice President and	2004	209,711	200,000	200,000	215,560	625,271
Chief Operating Officer	2003	—	—	—	—	—
Stephen A. Van Oss	2005	408,333	430,000	75,000	65,156	903,489
Senior Vice President and	2004	325,000	387,000	70,000	38,051	750,051
Chief Financial and	2003	300,000	130,000	70,000	25,710	455,710
Administrative Officer
William M. Goodwin	2005	261,667	225,000	25,000	59,338	546,005
Vice President, Operations	2004	242,000	280,500	30,000	38,308	560,808
	2003	235,833	118,000	38,000	23,548	377,381
Donald H. Thimjon	2005	245,333	225,000	25,000	54,071	524,404
Vice President, Operations	2004	242,000	280,500	35,000	35,852	558,352
	2003	235,833	76,200	38,000	23,874	335,907

(1)	Bonus amounts reflect compensation earned in the indicated fiscal year, but approved and paid in the following year. Bonus amounts reflect awards under documented performance objectives and plans, and are inclusive of a special one-year Value Acceleration Program payment approved by the Board for performance substantially above established goals.

(2)	All equity awards granted to the Named Executive Officers in 2005, 2004 and 2003 were granted under the Company’s 1999 Long-Term Incentive Plan (“LTIP”), as amended and approved by the Board and stockholders. SARs granted in 2005 have an exercise price of $31.65 per share. SARs granted in 2004 have an exercise price of $24.02 per share. Mr. Engel, after joining the Company in 2004 was granted stock options at an exercise price of $16.82 per share. Stock options granted in 2003 have an exercise price of $5.90 per share. Awards granted under the LTIP are subject to certain time and performance-based vesting requirements.

(3)	Includes contributions by the Company under the WESCO Distribution, Inc. Retirement Savings Plan in the amounts of (a) $2,583, $4,200, $2,800, $5,250, and $6,150 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2005 (b) $6,000, $3,938, $2,600, $4,925, and $6,000 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2004, (c) $6,000, $-0-, $2,400, $4,500, and $6,000 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2003. An award under the Company’s Retirement Savings Plan in the form of a discretionary contribution was made to all employees in 2005 for 2004 performance, specifically, in the amounts of $10,000, $5,729, $10,000, $14,000, and $14,000 for Messrs. Haley, Engel, Van Oss, Goodwin and Thimjon, respectively.

(4)	Includes contributions by the Company under the WESCO Distribution, Inc. Deferred Compensation Plan in the amounts of (a) $62,517 $15,300, $21,060, $11,015, and $8,775 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2005 (b) $22,700, $-0-, $10,613, $5,779, and $3,341 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2004, (c) $14,750, $-0-, $10,500, $5,036 and $2,666 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2003. An award under the Company’s Retirement Savings Plan in the form of a discretionary contribution was made in 2005 to the Deferred Compensation Plan in the amounts of $39,115, $-0-, $12,646, $11,183, and $8,257 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively.

(5)	Includes an annual automobile allowance paid by the Company in the amount of $12,000 for each of Messrs. Haley, Van Oss, Goodwin, and Thimjon in each of 2005, 2004, and 2003. Includes automobile allowance in the amount of $12,000 in 2005 and $5,500 in 2004, the year Mr. Engel became employed with the Company.

(6)	Includes the dollar value of insurance premiums paid by the Company for each executive officer’s term life insurance in the amounts of (a) $2,322, $540, $1,242, $3,713 and $3,366 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2005, (b) $2,419, $225, $1,294, $2,208, and $3,152 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2004, (c) $2,322, $-0-, $810, $2,012, and $3,208 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2003.

(7)	Includes non-cash awards in the amounts of (a) $8,095, $-0-; $5,408, $2,177, and $1,523 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2005, (b) $7,809, $1,675, $5,094, $2,177 and $840 for Messrs. Haley, Engel, Van Oss, Goodwin, and Thimjon, respectively, in 2004.

(8)	Includes relocation allowance paid by the Company for Mr. Engel in the amounts of $65,009 and $204,222 in 2005 and 2004 respectively.

SARs Grants in Last Fiscal Year

		% of Total			Potential Realizable Value
	Number of	SARs			at Assumed Rates of
	Securities	Granted to			Stock Price Appreciation
	Underlying	Employees			for SAR Term(1)
	SARs	In Fiscal	Exercise	Expiration
Name	Granted	Year	Price ($/Sh)	Date	5%	10%

Roy W. Haley	200,000	22.00%	31.65	7/1/2015	3,980,000	10,088,000
John J. Engel	75,000	8.25%	31.65	7/1/2015	1,492,500	3,783,000
Stephen A. Van Oss	75,000	8.25%	31.65	7/1/2015	1,492,500	3,783,000
William M. Goodwin	25,000	2.75%	31.65	7/1/2015	497,500	1,261,000
Donald H. Thimjon	25,000	2.75%	31.65	7/1/2015	497,500	1,261,000

Note: During 2003, the Company adopted the measurement provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and began expensing equity awards. The Company recognized $8.6 million of compensation expense related to all awards in the year ended December 31, 2005.

(1)	Amounts represent hypothetical gains that could be achieved for the respective SARs if exercised at the end of the SARs term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective SARs were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of SARs exercises or sales of appreciated stock.

Aggregated Option/SARs Exercises in Last Fiscal Year and Fiscal Year-End Option/SARs Values
      The table below sets forth information for each Named Executive Officer with regard to the aggregate (stock options and SARs) held at December 31, 2005.

			Number of Securities		Value of Unexercised
			Underlying Unexercised Option/		In-the-Money Option/SARs
			SARs Awards at FY-End		Awards at FY-End ($)(1)

	Shares
	Acquired	Value	(Exercisable — Unexercisable)		(Exercisable — Unexercisable)
	on Exercise	Realized
Name	(#)	(#)	(#)	(#)	($)	($)

Roy W. Haley	N/A	N/A	808,542	958,458	29,942,502	25,899,658
John J. Engel	N/A	N/A	33,334	241,666	863,684	5,149,316
Stephen A. Van Oss	25,000	668,250	130,963	271,009	4,217,782	6,962,181
William M. Goodwin	10,525	261,651	84,283	175,352	2,634,489	4,853,667
Donald H. Thimjon	54,808	1,494,674	11,667	178,685	218,290	5,193,027

(1)	Based on the closing market price per share of $42.73 as reported on the NYSE on December 31, 2005.
      During December 2003, in a privately negotiated transaction with 19 employees, including Messrs. Haley, Goodwin, and Thimjon, the Company redeemed the net equity value of stock options originally granted in 1994 and 1995, representing approximately 2.9 million shares. The options held by the employees had a weighted average price of $1.75. The options were redeemed at a price of $8.63 per share, effective for accounting purposes, as of December 31, 2003. The transaction was settled, and the aggregate cash payment of $20.1 million was made on January 6, 2004.
Employment Agreements
      Employment Agreement with the Chief Executive Officer. The Company is a party to an employment agreement with Mr. Haley providing for a rolling employment term of three years. Pursuant to this agreement, Mr. Haley is entitled to an annual base salary of at least $500,000, the actual amount of which may be adjusted by the Board from time to time, and an annual incentive bonus equal to a percentage of his annual base salary ranging from 0% to 200%. The actual amount of Mr. Haley’s annual incentive bonus will be determined based upon the Company’s financial performance as compared to the annual performance objectives established for the relevant fiscal year. If Mr. Haley’s employment is terminated by the Company without “cause,” by Mr. Haley for “good reason” or as a result of Mr. Haley’s death or disability, Mr. Haley is entitled to continued payments of his average annual base salary and his average annual incentive bonus, reduced by any disability payments for the three-year period, or in the case of a termination due to Mr. Haley’s death or disability, the two-year period, following such termination, and continued welfare benefit coverage for the two-year period following such termination. In addition, in the event of any such qualifying termination, all outstanding options held by Mr. Haley will become fully vested.
      The agreement further provides that, in the event of the termination of Mr. Haley’s employment by the Company without “cause” or by Mr. Haley for “good reason,” in either such case, within the two-year period following a “change in control” of the Company, in addition to the termination benefits described above, Mr. Haley is entitled to receive continued welfare benefit coverage and payments in lieu of additional contributions to the Company’s Retirement Savings Plan and Deferred Compensation Plan for the three-year period following such “change in control.” The Company has agreed to provide Mr. Haley with an excise tax gross up with respect to any excise taxes Mr. Haley may be obligated to pay pursuant to Section 4999 of the United States Internal Revenue Code of 1986 on any excess parachute payments. In addition, following a “change in control,” Mr. Haley is entitled to a minimum annual bonus equal to 50% of his base salary, and the definition of “good reason” is modified to include certain additional events. The agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions.
      Employment Agreement with the Chief Operating Officer. The Company is a party to an employment agreement with Mr. Engel providing for an employment term of two years, subject to automatic renewals for an additional year as of each annual anniversary of the agreement. The agreement provides that Mr. Engel is entitled to an annual base salary of at least $450,000, subject to adjustment by the Board, and incentive compensation under the Company’s incentive compensation and other bonus plans for senior executives in amounts ranging from 0% to 100% his annual base salary, based upon the Company’s achievement of earnings, sales growth and return on investment or other performance criteria established by the Compensation Committee.
      If Mr. Engel’s employment is terminated by reason of his death, the Company will pay the amount of his accrued but unpaid base salary through his date of death, any accrued but unpaid incentive compensation, any other reimbursable amounts and any payments required to be made under the Company’s employee benefit plans or programs. If Mr. Engel’s employment is terminated by reason of disability, he will continue to receive his base salary and all welfare benefits through the date of disability, offset by the amount of any disability income payments provided under the Company’s disability insurance. If Mr. Engel’s employment is terminated by the Company without “cause” or by him for “good reason,” he is entitled to his accrued but unpaid base salary through the date of termination, a cash amount equal to his pro rata incentive compensation for the fiscal year in which the termination occurs, monthly cash payments equal to 1.5 times his monthly base salary as of the date of termination for the greater of (i) the remainder of the employment agreement’s term, or (ii) eighteen months following the date of termination, and continued welfare benefit coverage for the two years. In such event, all stock options, except those that will remain unvested due to specified operational or financial performance criteria not being satisfactorily achieved, will become fully vested, and the Company will pay the full cost of his COBRA continuation coverage. If Mr. Engel’s employment is so terminated within one year following a “change in control” of the Company, the cash amount equal to 1.5 times his monthly base salary will be paid in monthly installments for 24 months. The Company has agreed to provide Mr. Engel with a partial excise tax gross up with respect to any excise taxes Mr. Engel may be obligated to pay. The agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions. Additionally, under the terms of the agreement, the Company paid approximately $204,222 and $65,009 in relocation expenses on behalf of Mr. Engel in 2004 and 2005, respectively.
      Employment Agreement with the Chief Financial Officer. The Company is party to an employment agreement with Mr. Van Oss providing for an employment term of two years, subject to automatic renewals for an additional year as of each annual anniversary of the agreement. The agreement provides that Mr. Van Oss is entitled to an annual base salary of at least $450,000, subject to adjustment by the Board, and incentive compensation under the Company’s incentive compensation and other bonus plans for senior executives in amounts ranging from 0% to 100% his annual base salary, based upon the Company’s achievement of earnings, sales growth and return on investment or other performance criteria established by the Compensation Committee.
      If Mr. Van Oss’ employment is terminated by reason of his death, the Company will pay the amount of his accrued but unpaid base salary through his date of death, any accrued but unpaid incentive compensation, any other reimbursable amounts and any payments required to be made under the Company’s employee benefit plans or programs. If Mr. Van Oss’ employment is terminated by reason of disability, he will continue to receive his base salary and all welfare benefits through the date of disability, offset by the amount of any disability income payments provided under the Company’s disability insurance. If Mr. Van Oss’ employment is terminated by the Company without “cause” or by him for “good reason,” he is entitled to his accrued but unpaid base salary through the date of termination, a cash amount equal to his pro rata incentive compensation for the fiscal year in which the termination occurs, monthly cash payments equal to 1.5 times his monthly base salary as of the date of termination for the greater of (i) the remainder of the employment agreement’s term, or (ii) eighteen months following the date of termination, and continued welfare benefit coverage for the two years. In such event, all stock options, except those that will remain unvested due to specified operational or financial performance criteria not being satisfactorily achieved, will become fully vested, and the Company will pay the full cost of his COBRA continuation coverage. If Mr. Van Oss’ employment is so terminated within one year following a “change in control” of the Company, the cash amount equal to 1.5 times his monthly base salary will be paid in monthly installments for 24 months. The

Company has agreed to provide Mr. Van Oss with a partial excise tax gross up with respect to any excise taxes Mr. Van Oss may be obligated to pay. The agreement also contains customary covenants regarding nondisclosure of confidential information and non-competition and non-solicitation restrictions.
Report of Compensation Committee on Executive Compensation

Responsibilities and Goals
      The Compensation Committee, composed of independent, non-employee Directors, has the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee engages the assistance of outside consultants and uses third-party surveys in its consideration of compensation levels and incentive plan designs. On an annual basis, the Committee reviews and approves the compensation and benefit programs for the executive officers, including the Chairman and Chief Executive Officer.

Executive Officer Compensation
      The objective of the Company’s compensation program for executive officers, including Mr. Haley, is to attract, motivate, and reward the high caliber of executive performance required to be successful in the competitive distribution industry, and to enhance positive business results and growth in stockholder value.
      The Company’s compensation program for executive officers consists of a base salary, annual incentive bonuses and long-term incentives. Executives have significant amounts of compensation at risk, based on performance. Executives also maintain a significant equity stake in the Company, aligning the interests of management with those of the Company’s stockholders. As of December 31, 2005, each of the Named Executive Officers owned Company stock valued at more than three times their annual base salary.
      The Company’s Executive Compensation Programs can be described as follows:

•	Base salaries for the Company’s executives are targeted at or near the median of similarly sized industrial distribution companies and other large distributors or wholesalers. Salaries for each executive are reviewed annually, taking into account factors such as overall company performance in relation to competition and industry circumstances, changes in duties and responsibilities, strategic and operational accomplishments, and individual performance. From time to time (and not necessarily on an annual basis), the Committee adjusts base salaries for executive officers (including Mr. Haley) based on performance, and if appropriate to reflect competitive pay practices of peer companies.

•	Annual incentives are awarded for achievement of strategic and operational objectives, improvement in operating results, and performance in relation to financial goals of the Company, which are established at the beginning of the year. Cash bonus incentive awards granted for 2005 performance reflect significant financial and operational achievements, which exceeded targeted performance levels.

•	Long-term incentives generally are granted in the form of equity awards such as stock options or SARs. The Committee believes that equity awards are an effective long-term link between executive performance and stockholder value. The Committee authorized a SARs grant in July 2005, and each of the Named Executive Officers received an equity award as shown in the table reflecting SARs Grants in the Last Fiscal Year.

Chief Executive Officer Compensation
      In determining the compensation level for Mr. Haley, the Company’s Chief Executive Officer, the Committee reviewed his performance against previously established 2005 objectives, the Company’s record performance in most performance categories, and the significant gain in share price benefiting all stockholders. The Committee assessed Mr. Haley’s individual performance and leadership, as reflected in the Company’s financial and operating performance, new business development initiatives, successful completion of two acquisitions, the effectiveness of the Company’s continuous improvement programs, cash flow generation and progress made in capital structure improvements, refinancing transactions, working capital performance, and overall liquidity. Mr. Haley’s base salary was established as $700,000 effective March 1, 2004, and was increased to $750,000 effective January 1, 2006. Mr. Haley’s cash bonus for 2005 performance was $1,600,000. He was also granted SARs for 200,000 shares of the Company’s Common Stock during 2005. This information is also shown in the Summary Compensation Table and the SARs Grants Table in this Proxy Statement.

Conclusions
      The Committee’s goal is to maintain compensation and benefit programs that are competitive within the distribution industry and clearly linked to stockholder value. The Committee believes that the 2005 compensation levels as disclosed in this Proxy Statement are reasonable and appropriate.
      The Committee intends to ensure that compensation paid to its executive officers is within the limits of, or exempt from, the deductibility limits of 162(m) of the Internal Revenue Code and expects that all compensation will be deductible. However, it reserves the right to pay compensation that is not deductible if it determines that to be in the best interests of the Company and its stockholders.
Respectfully Submitted:
Compensation Committee
Kenneth Way, Chairman
James L. Singleton
James A. Stern
Lynn M. Utter
Compensation Committee Interlocks
      None of the Company’s executive officers serve as an executive officer of, or as a member of the compensation committee of any public company entity that has an executive officer, Director or other designee serving as a member of our Board.

COMPARATIVE STOCK PERFORMANCE
      The following performance graph compares the total stockholder return of an investment in the Company’s Common Stock to that of a peer group of other industrial and construction products distributors and the Russell 2000 index of small cap stocks for the period commencing December 31, 2000 and ending on December 31, 2005. The graph assumes that the value of the investment in the Company’s Common Stock was $100 on December 31, 2000. The historical information set forth below is not necessarily indicative of future performance. The Company does not make or endorse any predictions as to future stock performance.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG WESCO INTERNATIONAL, INC., THE RUSSELL 2000 INDEX
AND A PEER GROUP

      The following table reflects the companies that are included in the Peer Group Indexes for the years presented. Companies in italics were, at varying points, removed from the Peer Group Index as such companies ceased to be publicly-traded companies.

2001	2002/2003/2004/2005

Airgas, Inc.
Applied Industrial Technologies
Barnes Group, Inc.
Building Materials Holding Corp.
Fastenal Company
Grainger (W.W.), Inc.
Hughes Supply, Inc.
Industrial Distribution Group, Inc.
Kaman Corp.
KEVCO, Inc.
Lawson Products, Inc.
Maxco, Inc.
MSC Industrial Direct Co., Inc.
NCH Company
Noland Company
Pameco Corp.
Park-Ohio Holdings Corp.
Premier Farnell PLC
SCP Pool Corp.
Strategic Distribution, Inc.
Watsco, Inc.	Airgas, Inc.
Applied Industrial Technologies
Barnes Group, Inc.
Building Materials Holding Corp.
Fastenal Company
Grainger (W.W.), Inc.
Hughes Supply, Inc.
Industrial Distribution Group, Inc.
Kaman Corp.
Lawson Products, Inc.
Maxco, Inc.
MSC Industrial Direct Co., Inc.
Noland Company
Park-Ohio Holdings Corp.
Premier Farnell PLC
SCP Pool Corp.
Strategic Distribution, Inc.

SECURITY OWNERSHIP
      The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 3, 2006, by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Stock, each Director, each of the Named Executive Officers, and all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of April 3, 2006 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

	Shares		Percent
	Beneficially		Owned
Name	Owned(1)		Beneficially

FMR Corporation	7,106,159	(2)	14.8%
82 Devonshire Street
Boston, Massachusetts 02109
Putnam, LLC d/b/a Putnam Investments	2,631,966	(3)	5.5%
One Post Office Square
Boston, Massachusetts 02109
Roy W. Haley	1,569,387		3.2%
Stephen A. Van Oss	246,928		*
William M. Goodwin	84,252		*
John J. Engel	83,334		*
Donald H. Thimjon	69,359		*
James L. Stern	25,000		*
Robert J. Tarr, Jr.	15,000		*
James L. Singleton	10,000		*
Kenneth L. Way	5,453		*
George L. Miles, Jr.	5,000		*
Sandra Beach Lin	350		*
All 19 executive officers and Directors as a group	2,180,661		4.4%

*	Indicates ownership of less than 1% of the Common Stock.

(1)	The beneficial ownership of Directors set forth in the following table does not reflect shares of common stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors or in settlement of any options or SARs granted to any such Director under that plan to the extent that those options or SARs may not be exercised or settled within 60 days of April 3, 2006.

(2)	Based on a Schedule 13G/A filed under the Securities Exchange Act of 1934 by FMR Corporation and its affiliates on February 14, 2006.

(3)	Based on a schedule 13G/A filed under the Securities Exchange Act of 1934 by Putnam, LLC d/b/a Putnam Investments and its affiliates on February 10, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
      Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and the NYSE. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the fiscal year ended December 31, 2005, there was one late filing each for J. Stanley Baumgartner, Jr. (Form 4) and William M. Goodwin (Form 5).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      PricewaterhouseCoopers has served as the Company’s independent registered public accounting firm since 1994. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      No stockholder proposals were submitted for consideration by the Board for the 2006 Annual Meeting. Rule 14a-8 of the Exchange Act contains the procedures for including certain stockholder proposals in the Company’s Proxy Statement and related materials. The deadline for submitting a stockholder proposal pursuant to Rule 14a-8 for the 2007 Annual Meeting of the Company is the date, which is 120 days prior to the first anniversary date of the mailing of this Proxy Statement, or December 18, 2006. With respect to any stockholder proposal outside the procedures provided in Rule 14a-8 and received by the Company no later than 45 days prior to the first anniversary date of the mailing of this Proxy Statement, or March 3, 2007, the Company may be required to include certain limited information concerning such proposal in the Company’s Proxy Statement so that proxies solicited for the 2007 Annual Meeting may confer discretionary authority to vote on any such matter. Any stockholder proposals should be addressed to the Corporate Secretary of the Company, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219.

APPENDIX A
WESCO INTERNATIONAL, INC.
INDEPENDENCE POLICY
      The Board of Directors of WESCO International, Inc. has adopted the following standards for determining the independent status of each its Directors for purposes of serving on the Board and its Committees and complying with the listing standards of the New York Stock Exchange and Securities and Exchange Commission rules on corporate governance. The Board of Directors will, on an annual basis, affirmatively determine the independent status of each of its Directors relative to the standards that have been adopted. Such standards and determinations will be disclosed in the Company’s proxy materials and Annual Report on Form 10-K, as required.
Independence Standards
      A member of the Company’s Board is considered to be independent of management of the Company, unless:

Such Director is also a member of management of the Company,

Such Director (or an immediate family member of such Director) received more than $100,000 in direct compensation in any one year within the past three years for services, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service),

Such Director (or an immediate family member of such Director) was affiliated with or employed, in a professional capacity, by a present or former internal or external auditor of the Company within the past three years,

Such Director (or an immediate family member of such Director) was employed, as an executive officer, by another company where any of the Company’s present executive officers served on such company’s compensation committee within the past three years,

Such Director (or an immediate family member of such Director) was an employee of a company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded $1 million or 2% of such other company’s consolidated gross revenues, whichever was greater, during the past three years,

Such Director (or an immediate family member of such Director) was an employee of a company that was indebted to the Company in an amount that exceeds 5% of such company’s total assets or 5% of the Company’s total assets at the end of each respective fiscal year within the past three years, or

Such Director (or immediate family member of such Director) was affiliated, either as an employee, officer or director, with a foundation, university or other non-profit organization that received a donation from the Company in excess of $100,000 or from an executive officer of the Company in excess of $10,000 in any one year during the past three years.
      For purposes of participating on the Audit Committee of the Board, such Director (in addition to the above) will also meet the independence requirements set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

A-1

This Proxy is solicited on behalf of the Board of Directors. The Board of Directors recommends a vote FOR the foregoing proposals.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1	ELECTION OF DIRECTORS:
The election of three directors,
01 Steven A. Raymund 02 Lynn M. Utter Jr. 03 William J Vareschi for a three-year term to expire in 2009
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made the proxy will be voted FOR the foregoing proposals.

	FOR all nominees listed above (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed above ☐

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.

(Instruction: To withhold authority to vote for any nominee write that nominee’s name on the line below)
		FOR	AGAINST	ABSTAIN
2	Ratification of the Independent Registered Public Accounting firm for 2006: PricewaterhouseCoopers LLP	☐	☐	☐
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Please disregard if you have previously provided your consent decision

Signature	Signature	Date	, 2006

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

▲  FOLD AND DETACH HERE  ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/wcc		1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the Internet at www.wesco.com/annualreport

WESCO International, Inc. 225 West Station Square Drive, Suite 700 Pittsburgh, Pennsylvania 15219	This Proxy is solicited on behalf of the Board of Directors. The Board of Directors recommends a vote FOR the foregoing proposals.

PROXY

The undersigned hereby appoints Stephen A. Van Oss and Marcy Smorey-Giger as Proxies, and each of them with full power of substitution, to represent the undersigned and to vote all shares of common stock of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held May 17, 2006 or any adjournment thereof, upon all matters coming before the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲